Exhibit 99.1

Incannex Confirms Strong Cash Position; No Plans or Requirement to Fully Utilise ATM in Near Term

Melbourne, Australia, July 31, 2025 – Incannex Healthcare Inc. (Nasdaq: IXHL) (“Incannex” or the “Company”) announced, in response to recent questions it received from a number of its stockholders, that it does not presently intend to use the full capacity available under its at the market offering program (the “ATM”) in the near-term. As previously disclosed in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on July 24, 2025, the Company is under no obligation to issue any shares of its common stock pursuant to the ATM and any utilisation of the ATM will be at the discretion of the Company, taking into account prevailing market conditions and strategic priorities. The Company’s general practice is to make use of the ATM in its discretion, but in limited amounts compared to the then-present daily trading volume. For example, on July 30, 2025, the Company sold approximately 9.2 million shares of its common stock pursuant to the ATM, which represented only 1.97% of the reported daily trading volume for the day. Prior to yesterday’s activity, the Company had not utilised the ATM facility since July 17. With a strong current cash balance of approximately US$50 million, Incannex is well positioned to advance its portfolio of drug candidates through the next stages of development.

Joel Latham, CEO and President of Incannex, commented:

“Our At-The-Market facility is a strategic tool that provides us with long-term flexibility to access capital efficiently, if and when the opportunity arises. At this time, we do not intend to utilise the full remaining capacity of the ATM in the near term. We are committed to balancing the need to fund our clinical and commercial objectives with the importance of minimising dilution for our shareholders.”

“We are in a strong financial position, which enables us to confidently progress our pipeline of innovative therapies. Most notably, we are extremely pleased with the recent Phase 2 results for IHL-42X, which significantly exceeded our expectations. We believe, the statistically significant improvements across key clinical endpoints—combined with a superior safety profile—clearly demonstrate the immense therapeutic and commercial potential of IHL-42X. This is a defining milestone for the Company and a major step forward as we prepare to advance the asset into Phase 3 development and beyond.”

About Incannex Healthcare Inc.

Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The company is advancing three clinical-stage product candidates based on evidence-based innovation, and supported by streamlined operations. Incannex’s lead clinical program, IHL-42X, is an oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea. In a Phase 2 development program, IHL-675A is an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate designed to act synergistically to alleviate inflammatory conditions, such as rheumatoid arthritis. Approved for Phase 2 clinical development, PSX-001 is an oral synthetic psilocybin treatment for the treatment of generalized anxiety disorder. Incannex’s programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options. For additional information on Incannex, please visit our website at www.incannex.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and relate to future events, future circumstances and Incannex’s future performance. These statements are based on management’s current assumptions, expectations, and beliefs. Examples of forward-looking statements in this press release include statements about, among other things: Incannex’s future intentions regarding usage of the ATM and the extent to which Incannex intends to currently use its ATM; statements regarding potential future dilution; business strategy, future operations; Incannex’s ability to execute on its objectives, prospects, commercial discussions or plans; evaluations and judgments regarding Incannex’s research and development efforts and potential future commercialization, including any implications that the results of earlier clinical trials or interim or topline results will be representative or consistent with later clinical trials or their respective interim or final results; the potential benefits and safety of Incannex’s drug candidates and the market opportunity for these candidates; and potential shareholder value. These forward-looking statements are subject to a number of risks and uncertainties, which may cause the forward-looking events and circumstances described in this press release to not occur, and actual results to differ materially and adversely from those described in or implied by the forward-looking statements. These risks and uncertainties include, among others: that current expense and cash resource estimates which may be ultimately be inaccurate and the Company may need to raise capital, including through the ATM, sooner than it presently anticipates; the continued availability of financing; Incannex’s ability to raise capital to fund continuing operations and to maintain or potentially further improve its capital structure; Incannex’s ability to maintain the listing of its shares of common stock on the Nasdaq Stock Market; the impact of any infringement actions or other litigation brought against Incannex; the success of Incannex’s development efforts, including Incannex’s ability to progress its drug candidates through clinical trials on the timelines expected and to obtain necessary regulatory approvals for commercialization of its product candidates; the effects of competition from other providers and products as currently existing or that may be developed in the future; that the market for its drug candidates may not grow at the rates anticipated or at all or that estimates for these markets may ultimately be incorrect; that Incannex may be unable to successfully execute upon any commercial discussions; Incannex’s ability to comply with the various evolving and complex laws and regulations applicable to its business and its industry; and Incannex’s ability to protect its proprietary technology and intellectual property; and other factors relating to Incannex’s industry, its operations and results of operations. The forward-looking statements made in this press release speak only as of the date of this press release, and Incannex assumes no obligation to update publicly any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law. Incannex’s reports filed with the U.S. Securities and Exchange Commission (SEC) including its annual report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on September 30, 2024, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, are made available on Incannex’s website upon their filing with the SEC. These reports contain more information about Incannex, its business and the risks affecting its business, as well as its results of operations for the periods covered by the financial results included in this press release. For additional information on Incannex, please visit our website at www.incannex.com.

Investor & Media Contacts

CORE IR

(212) 655-0924

investors@incannex.com

media@incannex.com.au